SCHEDULE 14A INFORMATION

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GLOBALSCAPE, INC.

(Name of Registrant as Specified in Its Charter)

_________________________________________________

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2018

Annual Meeting

of Stockholders

Proxy Statement

And

Form 10-K

For the year ended December 31, 2017

4500 Lockhill-Selma Rd., Suite 150	San Antonio, TX 78249

GlobalSCAPE, Inc.

4500 Lockhill-Selma Rd, Suite 150

San Antonio, Texas 78249

(210) 308-8267

August 31, 2018

Dear Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of GlobalSCAPE, Inc. (“GlobalSCAPE”) to be held at GlobalSCAPE’s headquarters, located at 4500 Lockhill-Selma Road, Suite 150, San Antonio, TX 78249, on Wednesday, October 10, 2018, at 9:00 a.m., Central Daylight Time. If you cannot attend the Annual Meeting, you may vote over the Internet. If you received a paper copy of the proxy materials, you may follow the instructions on the proxy card.

The agenda for the Annual Meeting includes the following recommended actions:

●	The election of two directors who will serve for a term of three years.

●	Ratification of the appointment of Weaver and Tidwell, LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Please refer to the accompanying proxy statement for detailed information about each of the proposals and the annual meeting.

Every stockholder vote is important. Even if you do not plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by signing your proxy card and mailing it in accordance with the instructions on the card. If you prefer, you may vote over the Internet or by telephone by following the instructions on your proxy card. You may revoke your proxy at any time before it is voted. You may also vote in person at the Annual Meeting if you are the stockholder of record.

Sincerely,

Matthew C. Goulet
President and Chief Executive Officer

GlobalSCAPE, Inc.

4500 Lockhill-Selma Rd, Suite 150

San Antonio, Texas 78249

(210) 308-8267

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 10, 2018

To the Stockholders of GlobalSCAPE, Inc.:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of GlobalSCAPE, Inc. (the “Company”) will be held at the Company’s office located at 4500 Lockhill-Selma Road, Suite 150, San Antonio, Texas 78249, on October 10, 2018, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect the following directors to serve for a term of three years and until their successors are duly elected and qualify:

C. Clark Webb

Robert H. Alpert

2.	To ratify the appointment of Weaver and Tidwell, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof, including a motion to adjourn or postpone the Annual Meeting.

The foregoing items of business are described more fully in the proxy statement accompanying this notice. We encourage you to read the proxy statement carefully and in its entirety.

The Company’s Board of Directors has fixed the close of business on August 17, 2018 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares promptly by using the telephone or Internet, following the instructions provided in the Notice of Internet Availability of Proxy Materials, or by signing and returning the proxy card mailed to those who receive paper copies of the accompanying proxy statement.

August 31, 2018

San Antonio, Texas

By Order of the Board of Directors,

Matthew C. Goulet
President and Chief Executive Officer

Important Notice Regarding Availability of
Proxy Materials For Our Annual Meeting of Stockholders to be Held On October 10, 2018

The proxy statement, the form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including consolidated financial statements, are available on the Internet at www.proxyvote.com.

GlobalSCAPE, Inc.

Proxy Statement

For

2018 Annual Meeting of Stockholders

To Be Held On Wednesday, October 10, 2018

PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
PRINCIPAL AUDITOR FEES AND SERVICES	36
AUDIT COMMITTEE PRE-APPROVAL POLICY	37
AUDIT COMMITTEE REPORT	37
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	38
AVAILABLE INFORMATION	38
OTHER MATTERS	39

PROXY STATEMENT

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of GlobalSCAPE, Inc., a Delaware corporation (“GlobalSCAPE,” the “Company,” “we,” “us” or “our”), of proxies from the stockholders of GlobalSCAPE to be used at GlobalSCAPE’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”). In accordance with Securities and Exchange Commission (the “SEC”) rules, instead of mailing a printed copy of our Proxy Statement, annual report and other materials relating to the Annual Meeting to stockholders, we intend to mail a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which advises that the proxy materials are available on the Internet to stockholders. We intend to commence distribution of the Notice of Internet Availability on or about August 31, 2018. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet. Stockholders who receive a Notice of Internet Availability by mail who prefer to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Please note that, although our proxy materials are available on our website, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you previously elected to receive our proxy materials electronically, you will continue to receive these materials in that manner unless you elect otherwise. However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Date, Time and Place of Annual Meeting

The Annual Meeting will be held at 9:00 a.m., Central Daylight Time, on October 10, 2018, at GlobalSCAPE’s office at 4500 Lockhill-Selma Road, Suite 150, San Antonio, Texas 78249. Please call us at (210) 801-8489 if you need assistance with directions to our office.

Record Date; Shares Entitled to Vote; Quorum

The Board has fixed the close of business on August 17, 2018 as the record date (the “Record Date”) for GlobalSCAPE stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 21,895,131 shares of GlobalSCAPE common stock, par value $0.001 per share (the “Common Stock”) outstanding, which were held by approximately 1,769 holders of record. Stockholders are entitled to one vote for each share of Common Stock held as of the Record Date.

The holders of a majority of the outstanding shares of Common Stock issued and entitled to vote at the Annual Meeting, totaling 10,947,566 shares, must be present in person or by proxy to establish a quorum for business to be conducted at the Annual Meeting. Whether you attend the Annual Meeting in person, sign and return the proxy card or vote via the Internet or telephone, your shares will be counted as present at the Annual Meeting. Abstentions and broker non-votes are included for purposes of determining whether a quorum is present at the Annual Meeting. If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules. Please consider the following voting matters specific to each proposal on the ballot:

●

Proposal 1 (election of directors) is not considered a routine matter under New York Stock Exchange rules. Your bank or broker will not have discretionary authority to vote your shares held in street name on this proposal. A broker non-vote may also occur if your broker fails to vote your shares for any reason.

●

Proposal 2 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter under New York Stock Exchange rules. Your bank or broker will have discretionary authority to vote your shares held in street name on this proposal.

If sufficient votes for approval of the matters to be considered at the Annual Meeting have not been received prior to the meeting date, GlobalSCAPE may postpone or adjourn the Annual Meeting in order to solicit additional votes. The form of proxy being solicited by this Proxy Statement provides the authority for the proxy holders, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the Annual Meeting. At any postponed or adjourned meeting, proxies received pursuant to this Proxy Statement will be voted in the same manner described in this Proxy Statement with respect to the original meeting.

Stockholders of Record and Beneficial Owners

Many of our stockholders hold their shares through a broker, bank, or other agent rather than directly in their own names. Following are some distinctions between shares held of record and those owned beneficially:

●

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. Access to our proxy materials is being provided directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

●

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of the shares held in “street name.” Access to these proxy materials is being provided by your broker or bank who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or bank on how to vote. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting.

Attendance and Voting by Proxy

If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the following four methods:

●	Vote in person, by attending the Annual Meeting. We can give you a proxy card or a ballot when you arrive, if requested.

●

Vote by Internet, by going to the web address, www.proxyvote.com, and following the instructions for Internet voting. Please note that the deadline for voting electronically on the Internet is 11:59 p.m., Eastern Daylight Time, on October 9, 2018.

●	Vote by telephone, by calling the number printed on your voting document.

●

Vote by mail, by completing, signing, dating, and mailing the proxy card mailed to you in the envelope provided. If you vote by Internet, please do not mail your proxy card. If you vote by mail, your signed proxy card must be received before the Annual Meeting to be counted at the Annual Meeting.

If your shares are held in “street name” (through a broker, bank, or other agent), you should have received a separate voting instruction form or you may vote by telephone or on the Internet as instructed by your broker, bank or other agent.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER AGENT AND YOU WANT TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE ANNUAL MEETING WITHOUT THE LEGAL PROXY.

The proxies identified on the back of the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares as follows:

●	“FOR” the nominated directors.

●	“FOR” the ratification of the selection of Weaver and Tidwell, LLP as GlobalSCAPE’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The giving of a proxy will not affect your right to vote in person if you decide to attend the Annual Meeting.

If for any reason any director nominee does not stand for election, any proxies we receive will be voted in favor of the remaining nominees and may be voted for a substitute nominee in place of the nominee who does not stand. We have no reason to expect that any of the director nominees will not stand for election. If any matters other than those addressed on the proxy card are properly presented for action at the Annual Meeting, the persons named in the proxy card will have the discretion to vote on those matters in their best judgment unless authorization is withheld. We are not aware of any other business to be acted upon at the Annual Meeting other than as set forth herein.

Revocation of Proxy

If you are a stockholder of record, whether you vote by Internet, by telephone, or by mail, you may change or revoke your proxy before it is voted at the Annual Meeting by:

●	Submitting a new proxy card bearing a later date.

●	Voting again by the Internet at a later time.

●	Giving written notice before the Annual Meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy.

●	Attending the Annual meeting and voting your shares in person.

Please note that your attendance at the Annual Meeting will not alone serve to revoke your proxy. If you own shares held in street name, you may submit new voting instructions by contacting your broker, bank or nominee.

Vote Requirements

Proposal 1: Election of Directors

Directors are elected by a majority of the votes of the holders of shares of Common Stock present in person or by proxy and entitled to vote on the election of directors. Under Delaware law, votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director. An abstention is treated as entitled to vote and, therefore, has the same effect as voting “AGAINST” the proposal. Broker non-votes will not be taken into account in determining the outcome of the election. Unless otherwise instructed or unless authority to vote is withheld, the proxy card accompanying these materials will be voted “FOR” election of each of the director nominees.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

With respect to Proposal 2, of the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. An abstention is treated as entitled to vote and, therefore, has the same effect as voting “AGAINST” the proposal. Since this proposal is considered a “routine” matter, brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. Unless otherwise instructed or unless authority to vote is withheld, the proxy card accompanying these materials will be voted “FOR” the ratification of the appointment of Weaver and Tidwell, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Important Note Regarding NYSE Rules

If a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals, the broker must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Under the rules of the New York Stock Exchange, if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors. Therefore, it is important that you provide voting instructions to your broker.

Solicitation of Proxies

Proxies will be solicited by mail and the Internet. Proxies may also be solicited personally, or by telephone, fax, or other means by the directors, officers, and employees of GlobalSCAPE. Directors, officers, and employees soliciting proxies will receive no extra compensation but may be reimbursed for related out-of-pocket expenses. GlobalSCAPE will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners. GlobalSCAPE will, upon request, reimburse these brokerage houses, custodians, and other persons for their reasonable out-of-pocket expenses in doing so. GlobalSCAPE will pay the cost of solicitation of proxies.

PROPOSAL ONE
ELECTION OF DIRECTORS

GlobalSCAPE’s Amended and Restated Certificate of Incorporation divides the Board of Directors into three classes of directors serving staggered three-year terms, with one class to be elected at each annual meeting of stockholders. At the Annual Meeting, two Class III directors are to be elected for a term of three years, to hold office until the expiration of their term in 2021, or until a successor shall have been qualified and elected. The nominees are C. Clark Webb and Robert H. Alpert, both of which currently serve as Class III directors. Neither Mr. Webb nor Mr. Alpert is an officer of GlobalSCAPE. Thomas W. Brown, the current Chairman of the Board of Directors and a Class III director, has decided to retire from the Board and not seek reelection as a director upon expiration of his current term at the Annual Meeting.

Assuming the presence of a quorum, the nominees for director who receive the most votes will be elected. The form of proxy provides a means for stockholders to vote for or to withhold authority to vote for each of the nominees for director. If a stockholder executes and returns a proxy but does not specify how the shares represented by such stockholder’s proxy are to be voted, such shares will be voted FOR the election of each of the nominees for director. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have no effect.

The following table sets forth the name and age of each nominee, director and executive officer as of the date of this Proxy Statement, including such person’s principal occupation during at least the past five years, the experiences and skills that led to the conclusion that each nominee and director should serve as director and, if applicable, the year he began serving as a director of GlobalSCAPE:

Name	Age
C. Clark Webb	37

Mr. Webb is Founder and Managing Member of P10 Capital Management, LLC, Co-CEO of P10 Holdings, Inc., and Co-Founder and Principal of 210 Capital, LLC. Previously, Mr. Webb was Co-Portfolio Manager of the Lafayette Street Fund, a multi-billion dollar opportunistic equity strategy, and a Partner at Select Equity Group, L.P. Mr. Webb holds a B.A. from Princeton University. Mr. Webb is currently Chairman of the Board of Elah Holdings, Inc., a company which seeks to generate long term shareholder value through the continuation of its strategy of seeking profitable acquisitions and generate increased free cash flow from the utilization of its tax assets, and a director of Crossroads Systems, Inc., a holding company focused on investing in businesses that promote economic vitality and community development, and P10 Holdings, Inc., an innovative alternative asset management investment firm. Mr. Webb brings extensive finance knowledge to our Board and, together with Robert H. Alpert and their affiliates, beneficially owns approximately 18.27% of our shares. Mr. Webb has served as a member of the Board of Directors of the Company since June 2018.

Name	Age
Robert H. Alpert	53

Mr. Alpert has nearly 30 years of executive and financial experience. He is the co-founder and principal of 210 Capital, LLC and the founder and general partner of RHA, Inc. He is also the Co-CEO and Chairman of the Board of P10 Holdings, Inc., an innovative alternative asset management investment firm, Chairman of the Board of Crossroads Systems, Inc., a holding company focused on investing in businesses that promote economic vitality and community development, and a director of Elah Holdings, Inc., a company which seeks to generate long term shareholder value through the continuation of its strategy of seeking profitable acquisitions and generate increased free cash flow from the utilization of its tax assets. Prior to founding 210 Capital, Mr. Alpert was the founder and portfolio manager of Atlas Capital Management, L.P., a long-short strategy investment adviser, from October 1995 to September 2015. Mr. Alpert was responsible for the investments and operations of Atlas. Mr. Alpert is also the co-founder of Homebuilder Capital Advisors, LLC, a real estate specialty finance company, a managing member of Prime Sleep, LLC, a mattress retailer in Kansas City, and a director of Redpoint Insurance Group, LLC, a Texas property and casualty insurance company. Mr. Alpert received a B.A. from Princeton University in 1987 and an M.B.A. from Columbia University in 1990. Mr. Albert’s extensive knowledge of finance and capital markets brings valuable insight to our Board. Mr. Alpert, together with C. Clark Webb and their affiliates, beneficially owns approximately 18.27% of our stock. Mr. Alpert has served as a member of the Board of Directors of the Company since June 2018.

Directors with Terms Expiring in 2019 and 2020

Name	Age
Frank M. Morgan	69

Mr. Morgan most recently served as Executive Director for Cyber Security Operations Business Development for Mantech International Corp supporting the national security community. He also served as the Vice President and General Manager of the Information Systems Department, Intelligence Solutions Division, L-3 Communications Services Group. He held a similar position with Titan Corporation before its acquisition by L-3. He worked for BTG, Inc. (acquired by Titan Corp.) as Vice President of federal sales where he was responsible for marketing computer security products. Mr. Morgan spent 26 years in the Air Force, retiring in 1996 as a Colonel. He holds a B.S. in Aeronautical Engineering from the Air Force Academy, a M.S. in Human Resources Management from the University of Utah, and a M.A. in National Security and Strategic Studies from the Naval War College. Mr. Morgan brings extensive experience in the computer software industry to our Board. Mr. Morgan has served as a member of the Board of Directors of the Company since 2006 and his current term as a director of GlobalSCAPE expires in 2019.

Dr. Thomas E. Hicks	69

Dr. Hicks has 47 years of experience as an educator in the computer science field. He is currently an Associate Professor of Computer Science at Trinity University in San Antonio, Texas. He has served in that position since 1983. He is responsible for all of the software engineering courses at Trinity University where he also teaches courses in database design, networking and data communications, advanced website design and cloud computing. He has over 100 publications and/or conference presentations to his credit. Dr. Hicks is a graduate of West Virginia University where he received a Bachelor of Science in Secondary Education-Comprehensive Mathematics, a Masters of Science-Secondary and Elementary Mathematics Education, and an Educational Doctorate in Mathematics Education-Concentrations in Mathematics and Computer Science. Dr. Hicks’ extensive experience in the computer science field and software engineering provides valuable technical insight to our Board. Dr. Hicks has served as a member of the Board of Directors of the Company since 2016 and his current term as a director of GlobalSCAPE expires in 2019.

Name	Age
David L. Mann	68

Mr. Mann has been in the real estate development and home building business since his graduation from Southern Methodist University in 1975 where he earned a B.B.A. For the past twenty years, he has worked exclusively in the San Antonio, Texas market. Mr. Mann has broad business and finance experience and beneficially owns approximately seven percent (7%) of our shares. Mr. Mann has served as a member of the Board of Directors of the Company since June 2002. and his current term as a director of GlobalSCAPE expires in 2020.

Matthew C. Goulet	46

Mr. Goulet has served as GlobalSCAPE’s President and Chief Executive Officer and as a member of the Board of Directors since May 2016. Prior to that time, he served as GlobalSCAPE’s Chief Operating Officer beginning October 2015 and its Senior Vice President of Sales and Marketing beginning January 2015. From October 2013 to December 2014, he was GlobalSCAPE’s Vice President of Sales. He has more than 20 years of experience in the security, networking, and storage industries. From 2008 to September 2013, he was at Kaspersky Labs, an information technology security company, most recently as the Vice President of SME sales and operations, where he was responsible for setting the strategy for their go-to-market SME initiatives and where he built their North America SME sales organization from the ground up. Mr. Goulet’s current term as a director of GlobalSCAPE expires in 2020.

Mr. Goulet received a BS in Marketing from the Boston College Carroll School of Management.

Executive Officers

Name	Age	Position

Karen J. Young	55	Chief Financial Officer

Ms. Young has served as GlobalSCAPE’s Chief Financial Officer since August 2018 and prior to this she served as the Company’s Interim Chief Financial Officer from March 2018 to August 2018 and Controller from January 2015 to March 2018.  From June 2014 to January 2015, Ms. Young was the owner of a CPA practice in which she provided accounting and managerial consulting services to businesses.  Prior to operating her own CPA practice, Ms. Young served as Controller of PIC Business Systems, Inc., a provider of web-based integrated Enterprise Resource Planning solutions, where she worked from May 1995 to August 1999 and again from December 2001 to June 2014.  At PIC Business Systems, Inc., Ms. Young prepared the company’s financial statements and was responsible for oversight of the company’s accounting department and other administrative functions.  Between her time at PIC Business Systems, Ms. Young worked for a public accounting firm working mainly in the tax area. Ms. Young began her career at Valero Energy Corporation, an independent petroleum refiner, where she focused on budgeting and forecasting for the company and its subsidiaries.

Ms. Young is a Certified Public Accountant with over 20 years of experience as a corporate controller.  She has a B.B.A. in Accounting from The University of Texas at San Antonio and is a member of the Texas Society of Certified Public Accountants.

Name	Age	Position
Peter S. Merkulov	38	Chief Technology Officer

Mr. Merkulov brings over 14 years of experience in the IT security industry, specifically in product strategy and management to GlobalSCAPE. He is a seasoned international leader with over a decade of experience in building and leading international teams as well as developing and executing global product strategies.

Mr. Merkulov has served as GlobalSCAPE’s Chief Technology Officer since October 2017. Prior to that, he served as the Company’s Vice President of Product Strategy and Technology Alliances since joining the Company in October of 2015. Prior to joining GlobalSCAPE, from September 2013 to April 2014, Mr. Merkulov served as Executive Vice President at Kaspersky Lab North America, where he oversaw the expansion of the business within North America and was second in command of their North American operations. He also served as Kaspersky Lab’s Chief Product Officer, where he drove the adoption, development, and execution of their long-term product strategy. Under his leadership in this role, he substantially expanded Kaspersky Lab’s B2B product line as they became one of the leaders in the Endpoint Protection market as recognized by Gartner. Mr. Merkulov also spent a number of years as the Vice President of Technology Alliances at Kaspersky Lab where he led the global alliances strategy and technology partner programs.

Mr. Merkulov is a graduate of Moscow State Institute of International Relations and is fluent in English, Russian and Swedish.

Mark C. Hood	53	Vice President of Operations

Mr. Hood serves as our Vice President to Operations. Until August 2018, he served as Executive Vice President of Crossroads Systems, Inc. From February 2015 to July 2017, he served as Executive Vice President of Corporate Development and previously served as Executive Vice President of Corporate Communications from January 2013 to January 2015. From 2009 to 2013, Mr. Hood was founder and CEO of MCH Advisors, and helped early stage technology clients design and launch sales and marketing programs in high-growth markets. From 1995 to 2009, Mr. Hood was CEO of Network Consulting Services, a master sales agency he launched to integrate services from multiple telecommunications companies. He also held Series 7, 65, and 66 securities licenses and served as General Partner of two equity investment funds. Mr. Hood serves as a director for ATRM Holdings, Inc., a manufacturer of modular buildings and provider of building supplies.

Mr. Hood earned a BBA in Marketing from Sam Houston State University and an MS in Technology Commercialization from The University of Texas at Austin, McCombs School of Business.

Name	Age	Position
Michael P. Canavan	37	Vice President of Sales

Mr. Canavan has served at GlobalSCAPE’s Vice President of Sales since October 2017. Prior to that he served as Vice President of Global Enterprise Services since joining the Company in July 2017. As Vice President of Sales, Mr. Canavan is responsible for leading and overseeing all direct and channel sales teams for GlobalSCAPE. Mr. Canavan brings a diverse background with more than 15 years of experience in sales, engineering, and product management to GlobalSCAPE.

Prior to joining GlobalSCAPE in May 2017, Mr. Canavan served multiple roles with Kaspersky Lab North America starting in May 2010.  The last role he held with the organization was as Senior Vice President, Sales.  In that role, he was responsible for all business-to-business sales activities in North America, including leading channel and presales system engineering organizations. Mr. Canavan has also held various roles in sales, engineering and product management at Kaspersky Lab, Trend Micro and CDW, among others.

Mr. Canavan graduated from Purdue University, Krannert School of Management with a Bachelor of Science in Economics and a Bachelor of Arts in Psychology.

James W. Albrecht, Jr. retired from his position as Chief Financial Officer of GlobalSCAPE effective March 2, 2018. Also, Gregory T. Hoffer resigned from his position as Vice President of Engineering of GlobalSCAPE effective April 5, 2018.

Vote Required

Each of the two director nominees receiving the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be elected as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Board Meetings and Attendance

During the fiscal year ended December 31, 2017, the Board of Directors held 11 meetings. Separate from the full Board of Directors’ meetings, there were 11 Audit Committee meetings and nine Compensation Committee meetings. During 2017, each of our current directors attended at least 75% of all Board and applicable Committee meetings.

During 2017, our directors received compensation for service to GlobalSCAPE as a director. See “Executive Compensation – Compensation of Directors.” GlobalSCAPE encourages, but does not require, directors to attend the annual meeting of stockholders. At GlobalSCAPE’s 2017 Annual Meeting of Stockholders, all members of the Board were present.

Board Leadership Structure

The Board believes it is in the best interests of the Company to separate the roles of Chief Executive Officer and Chairman of the Board. This structure ensures a greater role for the directors in the oversight of management and the Company and promotes active participation of the directors in setting meeting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

Board Independence

A majority of the Board has determined that Messrs. Mann, Morgan, Webb and Alpert and Dr. Hicks are independent as determined in accordance with the listing standards of the NYSE American LLC and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Audit and Compensation Committees are “independent” as defined by the SEC and the listing standards of the NYSE American LLC.

Committees of the Board of Directors

GlobalSCAPE has standing Audit, Compensation, and Nominating Committees. The Nominating Committee was established in March 2018.

The Audit Committee is a separately-designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consisted of Messrs. Mann and Morgan and Dr. Hicks during 2017. Mr. Mann was the chairman of this committee during 2017. This committee met 11 times during 2017. The Board has determined that Mr. Mann is an audit committee financial expert as defined by SEC rules. The Audit Committee aids management in the establishment and supervision of our financial controls, evaluates the scope of the annual audit, reviews audit results, makes recommendations to our Board regarding the selection of our independent registered public accounting firm, consults with management and our independent registered public accounting firm prior to the production of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Audit Committee Report, which appears in a subsequent section of this document, more fully describes the activities and responsibilities of the Audit Committee.

The Compensation Committee consisted of Messrs. Mann and Morgan and Dr. Hicks during 2017. Mr. Morgan was chairman of this committee during 2017. This committee met nine times during 2017. The Compensation Committee’s role is to establish and oversee GlobalSCAPE’s compensation and benefit plans and policies, administer its stock option plans, and review and approve annually all compensation decisions relating to GlobalSCAPE’s officers. At least annually, our President and Chief Executive Officer submits to the Compensation Committee his recommendations as to base salary, bonus and equity incentive awards for each executive officer, except himself, for the following fiscal year based upon his subjective evaluation of their individual performance. The Compensation Committee reviews and discusses the recommendations and has the sole authority to determine the base salary, bonus, and equity incentives for the President and Chief Executive Officer.

The agenda for meetings of the Compensation Committee is determined by its Chairman. At each meeting, the Compensation Committee meets in executive session. The Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board. The Company’s personnel support the Compensation Committee in its duties and, along with the President and Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities.

GlobalSCAPE did not have a Nominating Committee during 2017. The Board of Directors did not believe that it was appropriate to have a separate nominating committee during 2017 because of the small size of the Board and because the Board consisted of a majority of independent directors. During 2017, all directors, including all of the independent directors, participated in the consideration of director nominees. In March 2018, the Board of Directors established a Nominating Committee, consisting of Messrs. Mann and Morgan and Dr. Hicks. The chairman of this committee is Dr. Hicks. The primary function of the Nominating Committee is to assist the Board in identifying, screening and recruiting qualified individuals to become Board members and in determining the composition of the Board and its committees by recommending nominees for election at the annual meeting of stockholders or to fill vacancies on the Board.

Each of the Board’s committees has a written charter. Copies of the charters are available for review on the Company’s website at www.globalscape.com on the Investor Relations page.

Risk Management

The Company has a risk management program overseen by its President and Chief Executive Officer and its Chief Financial Officer. Material risks are identified and prioritized by management. Each prioritized risk is referred to a Board committee or the full Board for oversight.

The Board reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Board also reviews and approves the annual operating budget of the Company. Because we rely on cash on hand and cash flows from operations to fund our operations, the Board as a whole devotes significant time to reviewing and approving our levels of indebtedness, contractual obligations and spending supporting our business activities. While each committee is responsible for specific risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Compensation Committee periodically reviews the most important risks to the Company to ensure that compensation programs do not encourage excessive risk taking.

Compensation Committee Interlocks and Insider Participation

Messrs. Morgan and Mann and Dr. Hicks served on the Compensation Committee throughout 2017. No member of the Compensation Committee was at any time during 2017, or any other time, an officer or employee of GlobalSCAPE or had any relationship with GlobalSCAPE requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Party Transactions” of this Proxy Statement. No executive officer of GlobalSCAPE has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or Compensation Committee during 2017.

Code of Ethics

GlobalSCAPE has adopted a Code of Ethics that applies to all of its directors, officers and employees, including its President and Chief Executive Officer and its Chief Financial Officer. This Code is a statement of GlobalSCAPE’s high standards for ethical behavior, legal compliance, and financial disclosure. A copy of the Code of Ethics can be found in its entirety on GlobalSCAPE’s website at www.globalscape.com. Should there be any changes to, or waivers from, GlobalSCAPE’s Code of Ethics, those changes or waivers will be posted immediately on our website at the address noted above.

Stockholder Communications with Board

The Board of Directors has a process by which stockholders may communicate with the Board of Directors. Any stockholder desiring to communicate with the Board of Directors may do so in writing by sending a letter addressed to The Board of Directors, c/o Corporate Secretary at the following address: 4500 Lockhill-Selma Road, Suite 150, San Antonio, Texas 78249. The Corporate Secretary has been instructed by the Board to promptly forward communications so received to the members of the Board of Directors.

Nominations

The Nominating Committee is responsible for determining the slate of director nominees for election by stockholders. All director nominees will be approved by the Nominating Committee prior to annual proxy material preparation and are required to stand for election by stockholders at the next annual meeting. For positions on the Board created by a director’s leaving the Board prior to the expiration of his current term, whether due to death, resignation, or other inability to serve, Article III of the Company’s Amended and Restated Bylaws provides that a director elected by the Board to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

The Nominating Committee does not currently use any third-party search firm to assist in the identification or evaluation of Board member candidates. The Nominating Committee may engage a third party to provide such services in the future as it deems necessary or appropriate.

The Nominating Committee will determine the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity, experience with a high level of responsibility within their chosen fields, and have the ability to quickly understand complex principles of, but not limited to, business and finance. Candidates with potential conflicts of interest or who do not meet this criteria are disqualified. The Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by stockholders, or through some other source. When current Board members are considered for nomination for reelection, the Nominating Committee also takes into consideration the member’s prior Board contributions, performance, and meeting attendance records.

The Nominating Committee will consider qualified candidates that are recommended by stockholders for possible nomination. Stockholders wishing to make such a recommendation may do so by sending the following information to the Board of Directors, c/o Corporate Secretary, at the address listed above:

●	Name of the candidate with brief biographical information and résumé.

●	Contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected.

●	A signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

Any such nomination must comply with the advance notice provisions of our Amended and Restated Bylaws. These provisions are summarized under “Stockholder Proposals to be Presented at Next Annual Meeting” in a subsequent section of this Proxy Statement.

The Nominating Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon the résumé and biographical information, an indication of the individual’s willingness to serve and other background information. This information will be evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited for further evaluation through a series of interviews. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the information. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating Committee will strive to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

No candidates for director nominations were submitted to the Board of Directors by any stockholder in connection with the Annual Meeting.

Composition of the Board of Directors

The Company believes that its Board as a whole should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and business goals. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of the Company. The Company’s policy is to have at least a majority of its directors qualify as “independent” as determined in accordance with the listing standards of the NYSE American LLC and Rule 10A-3 of the Exchange Act. The Nominating Committee will identify candidates for election to the Board of Directors and review their skills, characteristics and experience.

The Nominating Committee will seek directors with strong reputations, high integrity and experience in areas relevant to the strategy and operations of the Company, particularly in the high technology industry and areas involving complex business and financial dealings. The Nominating Committee believes that each nominee and current director also has other key attributes that are important to an effective board including the ability to engage management in a constructive and collaborative fashion and a diversity of background, experience and thought.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our Common Stock as of the Record Date, by (i) each person known by GlobalSCAPE to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and director nominee of GlobalSCAPE, (iii) the President and Chief Executive Officer, (iv) each of the other named executive officers, as described below, of GlobalSCAPE, and (v) all executive officers and directors of GlobalSCAPE as a group. Unless otherwise indicated in the footnotes below, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 21,895,131 shares of Common Stock outstanding as of the Record Date. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock subject to options or restricted stock held by that person that are currently exercisable or will vest or are exercisable within 60 days of the Record Date.

Shares Beneficially Owned as of August 17, 2018
					Additional
			Common Shares		Common Shares
	Common		That May Be		That May Be
	Shares		Acquired By		Acquired within	Total
	Currently		Exercise of	Total Common	60 Days of	Beneficial	Percentage
	Owned		Stock Options	Shares Held	August 17, 2018	Ownership	of
Name of Beneficial Owner	(# of shares)		(# of shares)	(# of shares)	(# of shares)	(# of shares)	Class
210/GSB Acquisition Partners, LLC et. al.	3,768,900	(1)	-	3,768,900	-	3,768,900	17.21%
C. Clark Webb	4,000,407	(2)	-	4,000,407	-	4,000,407	18.27%
Robert H. Alpert	4,000,400	(3)	-	4,000,400	-	4,000,400	18.27%
Thomas W. Brown	2,640,393	(4)	-	2,640,393	-	2,640,393	12.06%
BLR Partners LP	1,300,000	(5)	-	1,300,000	-	1,300,000	5.94%
David L. Mann	1,486,971	(6)	-	1,486,971	-	1,486,971	6.79%
Frank M. Morgan	167,875		-	167,875	-	167,875	*
Matthew C. Goulet	17,000	(7)	406,990	423,990	-	423,990	1.90%
Peter S. Merkulov	-		78,326	78,326	-	78,326	*
Dr. Thomas G. Hicks	40,000		-	40,000	-	40,000	*
Michael P. Canavan	-		24,750	24,750	8,333	33,083	*
Karen J. Young	-		15,200	15,200	-	15,200	*
James W. Albrecht, Jr. (8)	-		324,999	324,999	-	324,999	1.46%
Gregory T. Hoffer (9)	-		-	-	-	-	*

All current directors and executive officers
as a group (10 persons) (10)			525,266	8,646,405	8,333	8,654,738	39.53%

*Less than one percent

(1)

Based on information set forth in Schedule 13D/A (Amendment No. 3) filed on June 22, 2018 (the “Schedule 13D”), 210/GSB Acquisition Partners, LLC (“GSB Acquisition”) holds directly 3,768,900 shares of Common Stock of GlobalSCAPE. GSB Acquisition is managed by its sole member, 210 Capital, LLC (“210 Capital”), which is managed by its members Covenant RHA Partners, L.P. (“RHA Partners”) and CCW/LAW Holdings, LLC (“CCW Holdings”). C. Clark Webb has the power to direct the affairs of CCW Holdings as its sole member. RHA Partners is managed by its general partner RHA Investments, Inc. (“RHA Investments”), and Robert H. Alpert has the power to direct the affairs of RHA Investments as its President and sole shareholder. Accordingly, GSB Acquisition may be deemed to share voting and dispositive power with 210 Capital, RHA Partners, CCW Holdings, RHA Investments, Mr. Alpert and Mr. Webb over the shares of the Company’s Common Stock that it holds. The address of GSB Acquisition and Messrs. Webb and Alpert is 8214 Westchester Drive, Suite 950, Dallas, Texas 75225.

(2)

In addition to the 3,768,900 shares of Common Stock owned by GSB Acquisition, Mr. Webb holds directly 231,507 shares of common stock. Mr. Webb has sole voting and dispositive power over the 231,507 shares of Common Stock that he holds directly.

(3)

In addition to the 3,768,900 shares of Common Stock owned by GSB Acquisition, Atlas Capital Management, L.P. (“ACM”) holds directly 231,500 shares of Common Stock. ACM is managed by its general partner, RHA Investments. Accordingly, Mr. Alpert may be deemed to share voting and dispositive power with RHA Investments over the 231,500 shares of Common Stock owned by ACM.

(4)	Includes 650 shares owned by Mr. Brown’s spouse. Mr. Brown disclaims beneficial ownership of the shares owned by his spouse.
(5)

Based on the information set forth in a Schedule 13G filed on January 25, 2018 by BLR Partners LP, a Texas limited partnership (“BLR Partners”), BLRPart, LP, a Texas limited partnership (“BLRPart GP”), BLRGP Inc., a Texas S corporation (“BLRGP”), Fondren Management, LP, a Texas limited partnership (“Fondren Management”), FMLP Inc., a Texas S corporation (“FMLP”) and Bradley L. Radoff (collectively, the “BLR Reporting Persons”), BLR Partners directly owns 1,300,000 shares of Common Stock of GlobalSCAPE and each of BLRPart GP, as the general partner of BLR Partners, BLRGP, as the general partner of BLRPart GP, Fondren Management, as the investment manager of BLR Partners, FMLP, as the general partner of Fondren Management, and Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP, may be deemed the beneficial owner of the 1,300,000 shares owned by BLR Partners, each with sole voting and dispositive power. The address of the principal office of each of the BLR Reporting Persons is 1177 West Loop South, Suite 1625, Houston, Texas 77027.

(6)	Mr. Mann has pledged 750,000 shares to secure his obligations under a personal loan.
(7)	Includes 2,000 shares owned by Mr. Goulet's minor children.
(8)	Mr. Albrecht retired effective March 2, 2018.
(9)	Mr. Hoffer resigned effective April 5, 2018. All vested shares expired July 5, 2018.
(10)	Excludes shares beneficially owned by Messrs. Albrecht and Hoffer, who are no longer executive officers of the Company.

Except as otherwise provided in the footnotes above, the address of the beneficial owners listed in the table above is 4500 Lockhill-Selma Rd, Suite 150, San Antonio, Texas, 78249.

Equity Compensation Plan Information

The following table provides aggregate information regarding grants under all equity compensation plans of GlobalSCAPE through December 31, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance under Equity Compensation Plans (Excluding securities Reflected in Column (A)
	(A)	(B)	(C)

Equity compensation plans approved by security holders	2,585,210	$3.34	4,850,885	(1)

(1) Includes 412,385 shares from the 2010 Employee Plan. We will not grant anymore stock options under this plan.

Section 16(a) Beneficial Ownership Reporting Compliance

GlobalSCAPE believes, based solely on its review of the copies of Section 16(a) forms furnished to it and written representations from executive officers and directors (and its ten percent stockholders), that all Section 16(a) filing requirements were fulfilled on a timely basis during the fiscal year ended December 31, 2017.

In making this disclosure, GlobalSCAPE has relied solely on written representations of its directors and executive officers (and its ten percent stockholders) and copies of the reports that they have filed with the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in 2017

Robert Langenbahn, an Enterprise Sales Manager, earned $146,918 in base salary and commissions in 2017. Mr. Langenbahn is the son-in-law of Thomas W. Brown, our Chairman of the Board. Mr. Langenbahn’s compensation plan is comparable to that of others in our sales and marketing organization.

We did not have any other related-party transactions in 2017.

Policy Related to Related Party Transactions

Our Board of Directors has adopted a formal, written related-person transaction approval policy, setting forth GlobalSCAPE’s policies and procedures for the review, approval, or ratification of “related-person transactions.” For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our Common Stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which GlobalSCAPE is a participant and in which a related person has a direct or indirect interest, other than the following:

●	Payment of compensation by GlobalSCAPE to a related party for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person”.

●	Transactions available to all employees or all stockholders on the same terms.

●

Purchases of products or services from GlobalSCAPE in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in GlobalSCAPE’s filings with the SEC.

●	Transactions, which when aggregated with the amount of all other transactions between the related person and GlobalSCAPE, involve less than $5,000 in a fiscal year.

Our Audit Committee is required to approve any related-person transaction subject to this policy before commencement of the related-person transaction, provided that if the related-person transaction is identified after it commences, it shall be brought to the Audit Committee for ratification, amendment, or rescission. The Chairman of our Audit Committee has the authority to approve or take other actions with respect to any related-person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the Chairman must be reported to our Audit Committee at its next regularly scheduled meeting.

Our Audit Committee will analyze the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related-person transaction:

●	Whether the terms are fair to GlobalSCAPE.

●	Whether the transaction is material to GlobalSCAPE.

●	The role the related person has played in arranging the related-person transaction.

●	The structure of the related-person transaction.

●	The interest of all related persons in the related-person transaction.

Our Audit Committee may, in its sole discretion, approve or deny any related-person transaction. Approval of a related-person transaction may be conditioned upon GlobalSCAPE’s and the related party’s following certain procedures designated by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

We compensate our management through a combination of base salary, sales commissions, incentive bonuses and long-term equity based awards in the form of stock options and stock awards. This compensation is designed to be competitive with those of a group of companies which we have selected for comparative purposes in order to attract and retain our executive officers while also creating incentives which will align executive performance with the long-term interests of our stockholders.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the Summary Compensation Table below, whom we sometimes refer to as our Named Executive Officers, or NEOs, and places in perspective the data presented in the tables and narrative that follow.

Our Compensation Committee

Our Compensation Committee approves, implements, and monitors all compensation and awards to executive officers including the President and Chief Executive Officer, Chief Financial Officer, and the other NEOs. The Committee’s membership is determined by the Board of Directors and is currently composed of three non-management directors. The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion. During 2017, the Committee did not delegate any of its responsibilities.

The Committee periodically approves and adopts, or makes recommendations to the Board for, GlobalSCAPE’s compensation decisions (including the approval of grants of stock options to our NEOs). At least annually, our President and Chief Executive Officer submits to the Compensation Committee his recommendations as to base salary, bonus and equity incentive awards for each executive officer, except himself, for the following fiscal year based upon his subjective evaluation of their individual performance. The Compensation Committee reviews and discusses the recommendations and has the sole authority to determine the base salary, bonus, and equity incentives for the President and Chief Executive Officer.

The Compensation Committee reviewed all components of compensation for our executive officers, including salary, bonuses, long-term equity incentives, the dollar value to the executive, and the cost to GlobalSCAPE of all perquisites and all severance and change in control arrangements. Based on this review, the Compensation Committee determined that the compensation paid to our executive officers reflected our compensation philosophy and objectives.

Compensation Philosophy and Objectives

Our underlying philosophy in the development and administration of GlobalSCAPE’s annual, incentive, and long-term compensation plans is that our compensation system should be designed to attract and retain talented executives while also creating incentives that reward performance and align the interests of our NEOs with those of GlobalSCAPE’s stockholders. Key elements of this philosophy are:

●

Establishing base salaries that are competitive with the companies in our comparative group (which we refer to as the comparable companies), within GlobalSCAPE’s budgetary constraints and commensurate with GlobalSCAPE’s salary structure.

●

Rewarding our NEOs for outstanding Company-wide performance as reflected by financial measures, such as sales revenue or net income, or other goals, such as the consummation of an acquisition and product delivery as well as customer and employee satisfaction and compliance with regulatory requirements.

●

Providing equity-based incentives for our NEOs to ensure that they are motivated over the long term to respond to GlobalSCAPE’s business challenges and opportunities as owners rather than just as employees.

Attracting and Retaining Executive Talent.

We recognize salary is one component in successfully attracting and retaining talented executives who will help the Company grow. Being mindful of our budgetary responsibilities, we generally set our base salaries at levels we believe are competitive relative to comparable companies in our industry that are in our general geographic area. We use third-party services that gather and report base salary, incentives, equity, and total compensation information for multiple companies. The services we use include Salary.com Small Business Compensation Solutions and Kenexa CompAnalyst. We use these services because we believe they provide information relevant to the industry and geographic areas in which our personnel work. This comparison allows us to create competitive total compensation packages for our executive team. Annual adjustments are considered and based on the Company’s ability to achieve pre-established revenue and profitability goals.

Rewarding Performance.

We reward outstanding performance by certain of our personnel (other than those who earn sales commissions) with cash bonuses that are based on financial measures, such as sales revenue or net income, or other goals, such as the consummation of an acquisition or product delivery. For more information on our bonus program, refer to “Elements of Executive Compensation—Incentive Compensation.” We reward performance by certain of our sales personnel through payment of commissions based on bookings for sales of our products and services and/or through other incentive awards paid based on the achievement of certain qualitative objectives.

Aligning Executive and Stockholder Interests.

We believe that equity-based compensation provides an incentive to our NEOs to build value for our Company over the long term and to align the interests of our NEOs and stockholders. We use stock options because we believe such options will generate value to the recipient only if our stock price increases during the term of the option. The stock options granted to our NEOs vest solely based on the passage of time, other than in the event of a change in control. We believe that time-vested equity awards encourage long-term value creation and executive retention because executives can realize value from such rewards only if they remain employed by us until the awards vest.

Consideration of the Results of the 2016 Advisory Vote on Executive Compensation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires publicly-traded companies to conduct a non-binding shareholder advisory vote on executive compensation. As such, at our 2016 Annual Meeting of Stockholders, we submitted a nonbinding proposal to our stockholders to approve the compensation paid to our Named Executive Officers. Approximately 88% of the voting stockholders supported our executive compensation practices as set forth in our Proxy Statement for our 2016 Annual Meeting of Stockholders. The Compensation Committee reviewed the results of this advisory vote and viewed the support of our compensation practices as an affirmation of our executive compensation practices. Based in part on these results, our Compensation Committee did not make any changes to the Company’s executive compensation program in response to the results of the 2016 advisory vote.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive. The Compensation Committee reviewed a comparison of CEO pay (base salary and incentive pay) to the pay of all our employees in 2017. The compensation for our CEO in 2017 was approximately 8.4 times the median pay of our full-time employees.

Our CEO to median employee pay ratio is calculated in accordance with SEC regulations. We identified the median employee by examining the 2017 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 23, 2017, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table later in this Proxy Statement.

As illustrated in the table below, our 2017 CEO to median employee pay ratio is 8.4:1.

	CEO to Median
	Employee Pay Ratio
	President and CEO	Median Employee
Base Salary	$375,000	$65,253
Severance	-	6,297
Option Awards	296,413	8,449
Non-Equity Incentive Plan Compensation	-	10,207
Discretionary Bonus	81,580	-
All Other Compensation	76,178	8,169
	$829,171	$98,375

Elements of Executive Compensation

The compensation currently paid to GlobalSCAPE’s executive officers consists of the following core elements:

●	Base salary.

●	For sales personnel, commissions based on bookings for sales of our products and services.

●	For non-sales personnel, bonuses under a performance-based, non-equity cash incentive plan.

●	Stock option awards granted pursuant to our 2016 Employee Long-Term Equity Incentive Plan, which we refer to as the 2016 LTIP.

●	Other employee benefits available to all employees of GlobalSCAPE.

We believe these elements support our underlying philosophy of attracting and retaining talented executives while remaining within our budgetary constraints, creating cash incentives that reward Company-wide and individual performance, and aligning the interests of our NEOs with those of GlobalSCAPE’s stockholders by providing the NEOs with equity-based incentives to ensure motivation over the long term. We view the core elements of compensation as related but individually distinct. Although we review total compensation, we do not believe that significant compensation derived from one component should increase or reduce compensation from another component. We determine the appropriate level for each component of compensation separately. We have not adopted any formal or informal policies or guidelines for allocating compensation among long-term incentives and annual base salary and bonuses, between cash and non-cash compensation, or among different forms of non-cash compensation. We consider the experience, tenure, and seniority of each Named Executive Officer in making compensation decisions.

GlobalSCAPE does not have any deferred compensation programs or supplemental executive retirement plans. No perquisites are provided to GlobalSCAPE’s executive officers that are not otherwise available to all employees of GlobalSCAPE, except that the Company reimburses Mr. Goulet, and reimbursed Mr. Albrecht while he was an executive officer of the Company, for travel and lodging expenses incurred while working in our corporate office. Being mindful of our budgetary responsibilities, the base salaries for all GlobalSCAPE NEOs are targeted at levels we believe are competitive relative to a comparative group of the companies in our general industry and geographic region. This approach enables us to attract and retain the necessary talent a small, competitive company needs to grow. This salary structure is reviewed at least annually, and more frequently if warranted, to ensure its competitiveness within the comparable companies group. Adjustments are determined initially by our President and Chief Executive Officer with final approval by the Compensation Committee before being implemented. The composite average increase in base salaries for all Company employees, including NEOs, during 2017 was approximately 2%.

The Compensation Committee has set base salaries for 2018 for our Named Executive Officers who are currently employed by the Company as follows:

Name	Base Salary
Matthew C. Goulet	$375,000
Peter S. Merkulov	236,250
Michael P. Canavan	235,000

Incentive Compensation. The Compensation Committee believes that paying incentive compensation in the form of bonuses or commissions helps create financial incentives for our NEOs that are tied directly to goals that best reflect their respective duties and responsibilities or the achievement of certain goals. The Compensation Committee approves the plans under which bonuses and commissions are paid and may, at its discretion, modify the goals and objectives upon which these payments are based, pay bonuses if such goals are not met, or increase or decrease the amounts paid.

If certain target levels of revenue and income from operations were achieved for 2017, Messrs. Goulet and Albrecht were eligible for an annual bonus equal to 35% of their base salaries.  If actual revenue and income from operations fell below the target levels, the base bonuses would be reduced on a sliding scale by specified percentages to a point where if less than 85% of the target levels of revenue and net income were achieved, no bonus would be earned. If actual revenue and income from operations exceeded the target levels, the base bonuses would be increased on a sliding scale by specified percentages of up to 200%. During 2017, neither of the target levels were achieved; however, the Compensation Committee, exercising its discretion, determined that the Company’s operating results, particularly in the third quarter, were overly affected by the Audit Committee’s internal investigation which began in the second quarter of 2017. The Compensation Committee utilized the average results for the first, second and fourth quarters of 2017 and applied them to the third quarter and used its discretion to pay the annual bonus at the 50% level.  Based on these results, the Compensation Committee approved, and the Company paid, bonuses for 2017 of $81,580 to Mr. Goulet and $55,735 to Mr. Albrecht. These amounts are reflected in the “Bonus” column of the Summary Compensation Table below.

Long-Term Equity Incentive Plan. GlobalSCAPE’s 2010 Employee Long-Term Equity Incentive Plan, or 2010 Employee Plan, was approved by our stockholders in 2010. GlobalSCAPE’s 2016 LTIP was approved by our stockholders in 2017. These plans authorize us to grant incentive stock options, non-qualified stock options, and shares of restricted stock to our NEOs, as well as to all employees of GlobalSCAPE.

Prior to 2017, we granted stock options totaling all of the 3,000,000 shares that were reserved for issuance under the 2010 Employee Plan. Accordingly, we will not grant any more stock options under this plan. We did not grant any shares of restricted stock under this plan.

Under the 2016 LTIP, a total of 5,000,000 shares of common stock have been reserved for grants of incentive stock options, non-qualified stock options, and shares of restricted stock to our NEOs, as well as to all employees of GlobalSCAPE. As of August 17, 2018 options to purchase a total of 686,837 shares were outstanding under the 2016 LTIP.

The purpose of the 2010 Employee Plan and the 2016 LTIP is to employ and retain qualified and competent personnel and to promote the growth and success of GlobalSCAPE, which can be accomplished by aligning the long-term interests of the NEOs and employees with those of the stockholders by providing the NEOs and employees an opportunity to acquire an equity interest in GlobalSCAPE. We believe that stock options motivate our NEOs and employees to exert their best efforts on behalf of our stockholders and align the interests of our NEOs and employees with our stockholders.

All grants are made with an exercise price equal to the closing price of our common stock on the date of grant. On their date of hire and generally each year thereafter, our NEOs and employees are granted options to purchase shares. These options generally vest ratably over three years from the option grant date. Vesting is accelerated in certain events described under “Employment Agreements and Potential Payments Upon Termination or Change in Control.” Options granted on the date of hire and each year thereafter generally may each be for the purchase of additional shares of our common stock with the exact number determined at the discretion of the Compensation Committee and Board of Directors based upon input from our President and Chief Executive Officer. We do not time stock option grants in coordination with the release of material non-public information.

In granting stock options, our Compensation Committee considers the share-based compensation expense we will incur in current and future accounting periods as the stock options vest. In particular, the Compensation Committee considers the fact that the aggregate grant date fair value of stock option awards (as set forth in the summary compensation table below) is an amount that we will recognize over time as the options vest and is not necessarily an expense of the Company or compensation realized by a stock option recipient totally and only in the year a stock option is granted.

Other Employee Benefits. GlobalSCAPE’s NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, and long-term disability insurance on the same basis as other employees. GlobalSCAPE’s NEOs are eligible to participate in our 401(k) plan on the same basis as other employees. GlobalSCAPE’s Board of Directors, at its sole discretion, may authorize GlobalSCAPE to make matching cash contributions (in part or in whole) each year to the 401(k) on behalf of our employees.

Compensation Policies and Practices

The Compensation Committee has conducted an in-depth risk assessment of the Company’s compensation policies and practices in response to public and regulatory concerns about the link between incentive compensation and excessive risk taking by companies. The Compensation Committee concluded that our compensation policy does not motivate imprudent risk taking. In this regard, the Compensation Committee believes that:

●	The Company’s annual incentive compensation is based on performance metrics that promote a disciplined approach towards the long-term goals of the Company.

●	The Company does not offer significant short-term incentives that might drive high-risk investments at the expense of the long-term value of the Company.

●	The Company’s compensation programs are weighted towards offering long-term incentives that reward sustainable performance.

●

The Company’s compensation awards are capped at reasonable levels, as determined by a review of the Company’s financial position and prospects, as well as the compensation offered by companies in our industry.

●	The Board’s high level of involvement in approving our operating budget, material investments and capital expenditures helps avoid imprudent risk taking.

The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business. The Company and the Compensation Committee concluded that the Company has a balanced pay and performance program and that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Impact of Regulatory Requirements

Deductibility of Executive Compensation. Federal income tax laws limit the deductions a publicly-held company is allowed for compensation paid to the Chief Executive Officer and certain other Named Executive Officers (each, a “covered employee”). Under prior tax law, amounts paid in excess of $1.0 million to a covered employee, other than performance-based compensation, could not be deducted. In order to constitute performance-based compensation for purposes of the prior tax law, among other requirements, the compensation could only be payable upon attainment of pre-established, objective performance goals under a plan approved by our stockholders. This exception to the deduction limit was repealed in the tax reform legislation signed into law on December 22, 2017 and the repeal is effective for taxable years beginning after December 31, 2017. We will consider ways to maximize the deductibility of executive compensation, while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

Policy on Recovery of Compensation. Our President and Chief Executive Officer and Chief Financial Officer are required to repay certain bonuses and stock-based compensation they receive if we are required to restate our financial statements as a result of misconduct as required by Section 304 of the Sarbanes-Oxley Act of 2002.

Risk Considerations in our Compensation Program

The Compensation Committee has reviewed the Company’s compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk-taking by corporations. The Committee concluded that the Company’s compensation program does not motivate imprudent risk taking and that any risks taken resulting from compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee determined the following:

●	The Company’s annual incentive compensation is based on balanced performance metrics that promote progress towards longer-term Company goals.

●

The Company’s compensation programs are capped at reasonable levels, as determined by a review of the Company’s budgetary constraints, economic position and prospects, as well as the compensation offered by comparable companies.

●

The oversight of the Compensation Committee in the operation of incentive plans and the high level of board involvement in approving material use of Company resources adequately mitigates imprudent risk-taking.

Compensation Committee Report

The Compensation Committee of GlobalSCAPE reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management. Accordingly, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee, which consists of the following directors:

●	Frank M. Morgan (Chairman of the Compensation Committee)

●	David L. Mann

●	Dr. Thomas E. Hicks

Summary Compensation Table

The following table summarizes compensation that GlobalSCAPE paid during the fiscal years ended December 31, 2017, 2016 and 2015 to our President and Chief Executive Officer, our Chief Financial Officer and the four other most highly compensated executive officers for the fiscal year ended December 31, 2017. As previously noted, Mr. Albrecht retired from his position as Chief Financial Officer effective March 2, 2018 and Mr. Hoffer resigned from his position as Vice President of Engineering effective April 5, 2018. Additionally, Daniel Burke resigned from his position as Vice President of Sales effective September 30, 2017.

		Salary	Severance	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation		All Other Compensation (3)	Total
Mathew C. Goulet	2017	375,000	-	81,580	296,413	-		76,178	829,171
President and Chief	2016	300,000	-	-	405,165	137,053	(2)	60,541	902,759
Executive Officer/Senior Vice	2015	206,542	-	-	123,031	259,361	(2)	23,329	612,263
President of Sales and Marketing (4)

James W. Albrecht, Jr.	2017	256,200	-	55,735	150,721	-		43,027	505,683
Former Chief Financial Officer (5)	2016	244,007	-	-	163,619	56,918		32,024	496,568
	2015	236,900	-	-	123,031	101,874		23,900	485,705

Peter Merkulov	2017	225,000	-	-	57,558	131,600		18,346	432,504
Chief Technology Officer (6)	2016	218,400	-	-	-	131,600		14,192	364,192
	2015	50,400	-	-	152,583	16,450		100	219,533

Michael P. Canavan	2017	137,500	-	-	205,992	29,459		1,875	374,826
Vice President of Sales (7)

Gregory T. Hoffer	2017	190,200	-	7,820	53,224	-		112,914	364,158
Former Vice President of Engineering (8)	2016	184,597	-	-	163,619	31,104		22,520	401,840
	2015	165,434	-	-	-	31,918		18,432	215,784

Daniel L. Burke	2017	261,981	-	-	-	133,617		14,734	410,332
Former Vice President of Sales (9)	2016	179,250	-	-	141,560	244,555		18,407	583,772
	2015	118,500	-	-	8,202	332,114		21,793	480,609

(1)

These amounts represent the aggregate grant date fair value of stock option awards for fiscal years 2017, 2016 and 2015 calculated as described in our Consolidated Financial Statements included our Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on June 14, 2018. See specifically footnote 2, Significant Accounting Policies, and footnote 8, Stock Options, Restricted Stock and Share-Based Compensation for a discussion of all assumptions made in the calculation of this amount. These amounts do not necessarily represent the actual amounts paid to or realized by the Named Executive Officer for these awards during fiscal years 2017, 2016 or 2015. These amounts are recognized as an expense in our financial statements over the period of service required for the grant to become vested which is generally three years. For the options granted to Mr. Goulet in 2017, those expenses were determined to be $93,206, $109,529, $79,042 and $14,635 in 2017, 2018, 2019 and 2020, respectively. For the options granted to Mr. Albrecht in 2017, those expenses were determined to be $52,862, $61,464, $29,533 and $6,862 in 2017, 2018, 2019 and 20120, respectively. For the options granted to Mr. Merkulov in 2017, those expenses were determined to be $16,157, $19,158, $19,158 and $3,085 in 2017, 2018, 2019 and 2020, respectively. For the options granted to Mr. Canavan in 2017, those expenses were determined to be $29,326, $68,510, $68,529 and $39,627 in 2017, 2018, 2019 and 2020, respectively. For the options granted to Mr. Hoffer in 2017, those expenses were determined to be $19,692, $22,770, $8,416 and $2,346 in 2017, 2018, 2019 and 2020, respectively. Mr. Burke was not awarded any options in 2017.

(2)

Mr. Goulet’s non-equity incentive plan compensation for 2016 consisted of $88,450 earned under our annual incentive bonus plan described above and $48,603 of sales commissions. For 2015, this amount consisted of $12,090 earned under our annual incentive bonus plan described above and $247,271 of sales commissions.

(3)

Primarily 401(k) matching contributions and group health plan premiums for all officers. Also includes $52,225 and $19,720 in 2017 of reimbursement to Messrs. Goulet and Albrecht, respectively, for lodging and other travel expenses incurred for travel to our corporate office. Also includes $94,500 in realized gain from sale of stock options by Mr. Hoffer in 2017.

(4)	Mr. Goulet became our President and Chief Executive Officer in May 2016. Prior to that time, he was our Senior Vice President of Sales and Marketing.

(5)	Mr. Albrecht retired effective March 2, 2018.

(6)	Mr. Merkulov was hired on October 19, 2015. He did not receive any option awards in 2016.

(7)	Mr. Canavan was hired on July 10, 2017.

(8)	Mr. Hoffer resigned effective April 5, 2018.

(9)	Mr. Burke resigned effective September 30, 2017.

Option Exercises And Stock Vested

The following table provides information concerning exercises of stock options and other stock awards by our Named Executive Officers during the fiscal year ended December 31, 2017.

	OPTION AWARDS		STOCK AWARDS
	Number of Shares	Value Realized	Number of Shares		Value Realized
	Acquired on	On Exercise	Acquired on		On Vesting
Name	Exercise	($)	Vesting		($)
Mathew C. Goulet	-	-	115,750	(1)	85,075
James W. Albrecht, Jr.	-	-	57,750	(2)	28,545
Peter S. Merkulov	-	-	33,000	(3)	30,360
Michael P. Canavan	-	-	-		-
Gregory T. Hoffer	50,000	94,500	50,000	(4)	42,440
Daniel L. Burke	-	-	31,350	(5)	30,327

(1)

These 115,750 stock awards vested on January 2, 2017, February 1, 2017, February 9, 2017, May 16, 2017, and June 2, 2017 and the closing prices of our Common Stock on these dates were $4.07, $3.92, $3.82, $4.25, and $4.60, respectively.

(2)	These 57,750 stock awards vested on February 1, 2017 and February 9, 2017 and the closing prices of our Common Stock on these dates were $3.92 and $3.82, respectively.

(3)	These 33,000 stock awards vested on October 19, 2017 and the closing price of our Common Stock on this date was $4.20.

(4)	These 50,000 stock awards vested on January 2, 2017 and February 1, 2017 and the closing prices of our Common Stock on these dates were $4.07 and $3.92, respectively.

(5)	These 31,350 stock awards vested on February 1, 2017, February 9, 2017, and May 18, 2017 and the closing prices of our Common Stock on these dates were $3.92, $3.82, and $4.46, respectively.

Relationship of Salary and Annual Incentive Compensation to Total Compensation

The following table sets forth the relationship of salary and annual incentive compensation to total compensation for our NEOs for 2017.

Executive	Percentage of Salary to Total Compensation	Percentage of Annual Cash Incentive Payment to Total Compensation(1)
Matthew C. Goulet	45.2%	9.8%
James W. Albrecht, Jr.	50.7%	11.0%
Peter S. Merkulov	52.0%	30.4%
Michael P. Canavan	36.7%	7.9%
Gregory T. Hoffer	52.2%	2.1%
Daniel L. Burke	63.8%	32.6%

(1)	Includes non-equity incentive plan compensation and sales commissions.

Employment Agreements and Potential Payments Upon Termination or Change in Control

GlobalSCAPE has entered into employment agreements with Messrs. Goulet, Albrecht, Merkulov and Canavan pursuant to which each will receive compensation as determined from time to time by the Board of Directors in its sole discretion. Mr. Albrecht’s employment agreement terminated, without triggering any payments to him, upon his retirement on March 2, 2018.

Absent a Change in Control, these agreements do not provide for any minimum term of employment. In the event there is a Change in Control without a termination in connection with that event, a one year employment term commences as of the date of the Change in Control. Each agreement automatically renews on each subsequent annual anniversary date for an additional one year period unless the agreement is cancelled by the Company at least 90 days prior to the end of any such one year term. These agreements do not provide for any payment in the event of termination, except that if their employment is terminated in connection with a Change in Control, the Company will pay them an amount equal to their annual base salary which the Company may, at its option, pay as a lump sum.

A Change in Control occurs under these employment agreements upon the occurrence of any of the following:

●

Any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if Thomas W. Brown and/or David L. Mann acquire, directly or indirectly, beneficial ownership of securities representing 50% or more of the combined voting power of GlobalSCAPE’s then outstanding securities, then it shall not be deemed a Change in Control.

●	Any person or group makes a tender offer or an exchange offer for 50% or more of the combined voting power of the Company's then outstanding securities.

●

At any time during any period of twelve consecutive months, individuals who at the beginning of such period constituted a majority of the Board of Directors (“Incumbent Directors”) of the Company cease for any reason other than death to constitute a majority of the board; provided, however, that an individual who becomes a member of the Board subsequent to the beginning of the 12-month period, shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of, or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or whose election was approved by two-thirds of the Incumbent Directors; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than a member of the Board, then such individual shall not be considered an Incumbent Director.

●

The Company consolidates, merges or exchanges securities with any other entity where the stockholders of the Company immediately before the effective time of such transaction beneficially own, immediately after the effective time of such transaction, less than 50% of the combined voting power of the outstanding securities of the entity resulting from such a transaction.

●	Any person or group acquires all or substantially all of the Company’s assets.

All of our employment agreements provide for termination without any further payments due if the termination is for “cause”, with that term defined to include any one of the following events:

●

Employee substantially fails to perform his duties with the Company (other than any such failure resulting from his incapacity due to disability or any such actual or anticipated failure resulting from termination by employee for Good Reason, as defined below) after a written demand for substantial performance is delivered to employee by the Board, which specifically identifies the manner in which the Board believes that employee has not substantially performed his duties.

●	Employee engages in conduct which is demonstrably and materially injurious to the Company or any of its affiliates, monetarily or otherwise.

●

Employee commits fraud, bribery, embezzlement or other material dishonesty with respect to the business of the Company or any of its affiliates, or the Company discovers that employee has committed any such act in the past with respect to a previous employer.

●	Employee is indicted for any felony or any criminal act involving moral turpitude, or the Company discovers that employee has been convicted of any such act in the past.

●	Employee commits a material breach of any of the covenants, representations, terms or provisions of the employment agreement.

●	Employee violates any instructions or policies of the Company with respect to the operation of its business or affairs that causes material harm, economic or otherwise, to the Company.

●	Employee uses illegal drugs.

“Good Reason,” as used above, means, without the officer’s express written consent, any of the following:

●	The material failure by the Company, without employee’s consent, to pay to employee any portion of his current compensation within ten (10) days of the date any such compensation payment is due.

●

The Company commits a material breach of any of the covenants, representations, terms or provisions of the employment agreement, and such breach is not cured within thirty (30) days after written notice thereof to the Company, which notice shall identify in reasonable detail the nature of the breach and give the Company an opportunity to respond, excluding, however, failure to pay salary within ten (10) days as described above.

●	Any material diminution of employee’s title, function, duties, authority or responsibilities, including reporting requirements.

●	A reduction in employee’s base salary as in effect on the date of the employment agreement or as may be increased from time to time.

●	A material reduction in the employee benefits that are in effect from time to time for employee.

●	A relocation of the employee’s principal place of employment to a location which is beyond a 50 mile radius from San Antonio, Texas.

If any lump sum payment to a Named Executive Officer would individually or together with any other amounts paid or payable constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, the amounts to be paid will be increased so that each Named Executive Officer, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

In the event of a Change in Control, unvested options to purchase our common stock that have been awarded to our NEOs will become fully vested.

The table below contains information concerning termination and Change in Control payments to each of our Named Executive Officers as if the event occurred on December 31, 2017, assuming each of the NEOs were employed by the Company as of such date.

Name & Principal Position	Benefit		Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason

Matthew C. Goulet	Severance		not applicable	$375,000
President and Chief Executive Officer	Option Acceleration	(1)	not applicable	13,950

James W. Albrecht, Jr.	Severance		not applicable	256,200
Former Chief Financial Officer	Option Acceleration	(1)	not applicable	10,935

Peter S. Merkulov	Severance		not applicable	236,250
Chief Technology Officer	Option Acceleration	(1)	not applicable	9,180

Michael P. Canavan	Severance		not applicable	137,500
Vice President of Sales	Option Acceleration	(1)	not applicable	-

Gregory T. Hoffer	Severance		not applicable	190,200
Former Vice President of Engineering	Option Acceleration	(1)	not applicable	2,010

Daniel L. Burke	Severance		not applicable	261,981
Former Vice President of Sales	Option Acceleration	(1)	not applicable	8,836

(1)

The option acceleration amount is the intrinsic value of equity awards minus the exercise price. This intrinsic value is based upon the closing price for a share of our common stock of $3.55 on December 29, 2017, minus the exercise price. If the number in this column is zero, the option exercise price of all options held by that NEO is greater than the closing price of our Common Stock used in determining this amount.

GRANTS OF PLAN-BASED AWARDS

The following table provides information with regard to grants of non-equity incentive compensation and all other stock awards to our Named Executive Officers in 2017. We do not have an equity incentive plan. Therefore, these columns have been omitted from the following table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			All Other Option Awards: Number of Securities Underlying Options	Per Share Exercise or Base Price of Option Awards ($)	Grant date fair value of stock and option awards ($)(2)
	Grant Date	Threshold	Target	Maximum
Matthew C. Goulet	5/10/2017	-	$131,250	Unlimited	-	-	-
Matthew C. Goulet	2/8/2017	n/a	n/a	n/a	200,000	$3.73	$296,413

James W. Albrecht, Jr.	5/10/2017	-	$89,670	Unlimited	-	-	-
James W. Albrecht, Jr.	2/8/2017	n/a	n/a	n/a	100,000	$3.73	$150,721

Peter S. Merkulov	2/8/2017	n/a	n/a	n/a	35,000	$3.73	$57,558

Michael P. Canavan	7/10/2017	n/a	n/a	n/a	75,000	$3.73	$163,843
	8/23/2017	n/a	n/a	n/a	25,000	$3.73	$42,149

Gregory T. Hoffer	2/8/2017	n/a	n/a	n/a	35,000	$3.73	$53,224

(1)

Awards potentially payable under our annual bonus plan. The annual bonus plan does not provide for a threshold level as the bonuses under the plan can range from zero to an unlimited amount. See the discussion under “Compensation Discussion & Analysis – Elements of Executive Compensation – Incentive Compensation” for more information.

(2)

These amounts represent the aggregate grant date fair value of stock option awards for fiscal year 2017 calculated as described in our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on June 14, 2018. See specifically footnote 2, Significant Accounting Policies, and footnote 8, Stock Options, Restricted Stock and Share-Based Compensation for a discussion of all assumptions made in the calculation of this amount. These amounts do not necessarily represent the actual amounts paid to or realized by the Named Executive Officer for these awards during fiscal year 2017. These amounts are recognized as an expense in our financial statements over the period of service required for the grant to become vested, which is generally three years.

Outstanding Equity Awards at Fiscal Year-End

The table below contains certain information concerning outstanding option awards at December 31, 2017 for our Named Executive Officers.

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date

Matthew C. Goulet
President and Chief Operating Officer	75,000	-	$1.55	9/9/2023
	25,000	-	$2.35	1/2/2024
	49,500	25,500	$3.20	2/9/2025
	33,000	67,000	$3.52	2/1/2026
	33,000	67,000	$3.53	5/16/2026
	16,500	33,500	$3.50	6/2/2026
	-	200,000	$3.73	2/8/2027
James W. Albrecht, Jr.
Former Chief Financial Officer	150,000	-	$2.10	7/10/2022
	75,000	-	$3.20	2/9/2025
	33,000	67,000	$3.52	2/1/2026
	-	100,000	$3.73	2/8/2017
Peter Merkulov
Chief Technology Officer	66,000	34,000	$3.28	10/19/2025
	-	35,000	$3.73	2/8/2017
Michael P. Canavan
Vice President of Sales	-	75,000	$5.28	7/10/2027
	-	25,000	$3.89	8/23/2027
Gregory T. Hoffer
Former Vice President of Engineering	33,000	67,000	$3.52	2/1/2026
	-	35,000	$3.73	2/8/2027

Pension Benefits

GlobalSCAPE does not sponsor any pension benefit plans. None of the NEOs contribute to such a plan.

Non-Qualified Deferred Compensation

GlobalSCAPE does not sponsor any non-qualified defined compensation plans or other non-qualified deferred compensation plans.

Compensation of Directors

The Board of Directors has the authority to determine the amount of compensation to be paid to its members for their services as directors and committee members and to reimburse directors for their expenses incurred in attending meetings.

Our non-employee directors received the following cash compensation during the fiscal year ended December 31, 2017:

●	Base monthly retainer:

o	Board Chairman (Mr. Brown) - $5,000 per month

o	All other Board members - $2,000 per month

●	Committee chair monthly retainer (Messrs. Mann and Morgan) - $1,000 per month

●	Attendance at Board or committee meetings - $1,000 per meeting

Mr. Goulet, an employee of the Company, does not receive a monthly retainer or attendance fees for his service on the Board.

We also provide stock-based compensation to our directors under the GlobalSCAPE, Inc. 2015 Non-Employee Directors Long-Term Equity Incentive Plan, or the 2015 Directors Plan, and previously under the GlobalSCAPE, Inc. 2006 Non-Employee Directors Long-Term Equity Incentive Plan, or the 2006 Directors Plan. Under the 2015 Directors Plan, a maximum of 500,000 shares of Common Stock may be awarded. As of August 17, 2018, 260,000 shares were reserved for issuance under the 2015 Directors Plan.

The 2015 Directors Plan is administered by the Compensation Committee of the Board of Directors which sets the exercise price, term, and other conditions applicable to each stock option granted under the plan. Stock options awarded under this plan shall have an exercise share price of no less than 100% of the fair market value on the date of the award while the option terms and vesting schedules are at the discretion of the Compensation Committee. The 2015 Directors Plan provides that each year, at the first regular meeting of the Board of Directors immediately following GlobalSCAPE’s annual stockholders’ meeting, each non-employee director shall be granted or issued maximum awards of either (1) a grant of an option to purchase 20,000 shares of our Common Stock or (2) the issuance of 20,000 shares of restricted Common Stock for participation in Board and Committee meetings during the previous calendar year. In 2017, the Compensation Committee granted 20,000 shares of restricted stock to each director except for Mr. Goulet, who received no such shares as a result of his being an employee of the Company. The restrictions on this restricted stock lapsed in May 2018.

Effective April 1, 2018, the base monthly retainer we pay to the Board Chairman increased from $5,000 per month to $6,500 per month and the base monthly retainer we pay to all other non-employee Board members increased from $2,000 per month to $5,500 per month. Also effective April 1, 2018, we no longer pay the $1,000 per month committee chair retainer nor the $1,000 per meeting attendance fee.

The following table sets forth a summary of compensation for the fiscal year ended December 31, 2017 that GlobalSCAPE paid to each director. GlobalSCAPE does not sponsor a pension benefits plan, a non-qualified deferred compensation plan or a non-equity incentive plan for our directors and, accordingly, these columns have been omitted from the following table:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Stock Option Exercises (2)	All Other Compensation (3)	Total
Thomas W. Brown	$60,000	$80,000	$27,600	$12,795	$180,395
David L. Mann	66,000	80,000	27,600	12,795	186,395
Frank M. Morgan	66,000	80,000	16,400	512	162,912
Thomas E. Hicks	51,000	80,000	-	-	131,000

(1)

These amounts represent the aggregate grant date fair value of restricted stock awards for the year ended December 31, 2017 calculated as described in our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on June 14, 2018.  See specifically footnote 2, Significant Accounting Policies, and footnote 8, Stock Options, Restricted Stock and Share-Based Compensation for a discussion of all assumptions made in the calculation of this amount. These amounts do not necessarily represent the actual amounts paid to or realized by the directors for the 2017 award.  These amounts are recognized as an expense in our financial statements over the period of service required for the grant to become unrestricted, which is generally continuing service for one year subsequent to the date of the award.

(2)	These amounts represent the income earned from the exercise of stock options. These amounts have been previously recognized as an expense in our financial statements.

(3)	These amounts represent health insurance premiums.

As of December 31, 2017, stock options issued to our directors that had not been exercised and restricted stock awards for which the restrictions had not yet lapsed as of that date are as follows:

Name	Outstanding Stock Options Not Exercised	Restricted Stock Awards
Thomas W. Brown	20,000	20,000
David L. Mann	20,000	20,000
Frank M. Morgan	-	20,000
Thomas E. Hicks	-	20,000

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

GlobalSCAPE’s Audit Committee has appointed Weaver and Tidwell, LLP (“Weaver”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Although stockholder ratification is not required, the Board of Directors has directed that the appointment of Weaver be submitted to the stockholders for ratification at the Annual Meeting.

Weaver provided audit services to GlobalSCAPE for the year ended December 31, 2017. A representative of Weaver will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

On October 19, 2016, Padgett Stratemann & Co., L.L.P. (“Padgett”) resigned as our independent registered public accounting firm as a result of the partners of Padgett becoming partners of RSM US LLP (“RSM”). On October 19, 2016, the Audit Committee appointed RSM to serve as our independent registered public accounting firm for the year ended December 31, 2016. The decision to engage RSM was approved by the Audit Committee.

During 2014 and 2015 and through October 19, 2016, the Company (or someone on its behalf) had not consulted with RSM with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and RSM did not provide either a written report or oral advice to the Company that RSM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Effective on March 27, 2017, RSM was dismissed as the Company’s independent registered public accounting firm. The Audit Committee approved this dismissal.

RSM performed the audit of our consolidated financial statements as of and for the year ended December 31, 2016 (the “2016 Financial Statements”). In connection with the preparation of the 2016 Financial Statements, the Company changed certain accounting methods and the classification and presentation of its business activities in its financial statements. To ensure comparability between periods, the Company revised the 2015 Financial Statements (as defined below) to conform them to the method of presentation in the 2016 Financial Statements. For more information, please see Note 2 of the notes to our consolidated financial statements included in our Form 10-K/A for the year ended December 31, 2016, filed with the SEC on June 14, 2018.

On March 27, 2017, the Company announced that the Audit Committee had approved the appointment of BDO USA, LLP (“BDO”) as its independent registered public accounting firm to audit the Company’s financial statements subject to completion of its standard client acceptance procedures.

Effective as of April 11, 2017, BDO notified the Company that it had completed such client acceptance procedures. On April 12, 2017, the Audit Committee formally engaged BDO as the Company’s independent registered public accounting firm to audit the Company’s financial statements.

During 2015 and 2016 and through April 12, 2017, the Company (or someone on its behalf) had not consulted with BDO with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

On August 1, 2017, the Company informed BDO that it had been dismissed as the Company’s independent registered public accounting firm.  The Audit Committee approved this dismissal. BDO did not issue any audit reports during the period of its engagement.

On August 2, 2017, GlobalSCAPE received a letter (the “10A Letter”) from BDO in accordance with Section 10A(b)(2) of the Exchange Act.

In the 10A Letter, BDO advised that on or around July 6, 2017 BDO was contacted by David Mann, the Audit Committee Chairman, who provided information about conduct that in BDO’s view indicated an illegal act, as defined by Section 10A of the Exchange Act, may have occurred. BDO stated in the 10A Letter that BDO was informed that the Company had learned of the subject conduct in May of 2017 and had already engaged the Company’s corporate outside counsel, along with forensic accountants, to conduct an investigation into the conduct and that additional information would be provided as the investigation continued.  In a separate communication to the Audit Committee Chairman on July 6, 2017, BDO advised GlobalSCAPE of both its and BDO’s obligations under Section 10A of the Exchange Act and auditing standards of the Public Company Accounting Oversight Board, and that BDO would recommend that the Audit Committee engage independent counsel to conduct the investigation, which BDO defined as counsel who had not previously performed substantial work for the Company.  BDO communicated that it did not believe the counsel GlobalSCAPE had engaged met that definition due to GlobalSCAPE’s historical working relationship with them.

BDO stated in the 10A Letter that additional information related to the conduct under investigation was provided to BDO by GlobalSCAPE’s corporate outside counsel on July 10, 2017, noting that employees of the Company had entered into “side agreements” with customers of the Company in December 2016 which increased revenue recorded, and accounts receivable, by amounts that had not been fully quantified at that time. BDO was engaged by GlobalSCAPE on April 12, 2017, and was not the Company’s independent registered public accounting firm during the period in which the misconduct was alleged to have occurred.

BDO stated in the 10A Letter that in a discussion with the Audit Committee Chairman on July 10, 2017, BDO discussed its request for the Company to engage other counsel to lead the investigation, and was told that the Company considered the engaged counsel to be independent.  BDO stated in the 10A Letter that during that discussion BDO detailed the reasons for its concern, and that BDO viewed the Company’s failure to engage alternate legal counsel as a failure to take timely and appropriate remedial action as defined by Section 10A(b)(2)(B) of the Exchange Act, where absent action by the Company, BDO would not be in a position to assess the adequacy of the investigation, which BDO would consider a disagreement with the Company as it would limit the scope of BDO’s audit, warranting either a departure from its standard report or resignation from the audit engagement. In the 10A Letter, BDO stated that since July 10, 2017, in response to multiple requests by BDO, the Audit Committee reiterated their position that they would continue the investigation being performed by their corporate outside counsel, who they believe were sufficiently independent.

In the 10A Letter, BDO stated its belief that the Company had not been forthcoming with details regarding the investigation or the conclusions, if any, reached by counsel and the Company about the conduct at issue. In the 10A Letter, BDO stated that due to the lack of details that BDO had been provided regarding the investigation, and its dismissal as the Company’s independent registered public accounting firm, it was unable to determine whether it was likely that an illegal act had occurred, and whether the impact of any misstatements resulting from the alleged misconduct had a material impact on the Company’s consolidated financial statements.  In the 10A Letter, BDO stated that based on the limited information BDO had been provided, it believed that it was possible that the conduct could have had a material effect on the Company’s consolidated financial statements that had been filed with the SEC, or that were expected to be filed in the foreseeable future. In the 10A Letter, BDO stated that it had been informed but had not confirmed that, at its urging in its communications with the Company on July 6, 2017, the Company had advised its prior auditor of the investigation. In the 10A Letter, BDO also stated that it did not believe senior management had taken timely and appropriate remedial action in response to the conduct, in particular by not having the investigation performed by counsel with no prior affiliation with the Company and by not sharing information from the investigation with BDO on a timely basis. In the 10A Letter, BDO also stated that the failure to take timely and appropriate remedial action may have either warranted a departure from a standard report or warranted BDO’s resignation, had BDO not been terminated.

As a result of the 10A Letter, on August 3, 2017, GlobalSCAPE filed a notice pursuant to Section 10A of the Exchange Act (the “Notice”) with the SEC.  In the Notice, GlobalSCAPE notified the SEC of the 10A Letter received from BDO.

During the period from April 12, 2017 until the date of BDO’s dismissal and through August 7, 2017, the date of our Current Report on Form 8-K disclosing our receipt of the 10A Letter, except for the matters described above, there were no disagreements between the Company and BDO on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in its report on the Company’s financial statements for such year. On August 2, 2017, BDO reported that it considered the use of non-independent counsel to lead the investigation described above to be a material weakness in internal control over financial reporting, as such counsel could be influenced by the Company’s existing relationship with such counsel. During the period from April 12, 2017 until the date of BDO’s dismissal and through August 7, 2017, there were no other reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Effective on August 1, 2017, the Audit Committee approved the appointment of Weaver as its independent registered public accounting firm to audit the Company’s financial statements as of and for the year ended December 31, 2017. During the two most recent fiscal years prior to such appointment and through August 1, 2017, the Company (or someone on its behalf) had not consulted with Weaver with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

On November 20, 2017, the Chairman of the Audit Committee was orally informed by RSM that RSM was withdrawing from its engagement by the Audit Committee to reissue its audit report on the 2016 Financial Statements. On November 21, 2017, RSM delivered a withdrawal letter to the Chairman of the Audit Committee. In its withdrawal letter, RSM stated that (x) as of November 21, 2017, it had not completed the audit procedures necessary to reissue its report on the 2016 Financial Statements and (y) based on the information the Audit Committee provided from its internal investigation, RSM had concluded that, in its professional judgment, it could no longer rely on management’s representations, which the Company has concluded is a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report originally issued by RSM on the 2016 Financial Statements, when previously filed, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. However, as previously disclosed in our Current Report on Form 8-K filed on August 7, 2017 (the “August 8-K”), the 2016 Financial Statements included in our Annual Report on Form 10-K originally filed on March 27, 2017 (the “Original 2016 10-K Filing”), including the auditor’s report on the 2016 Financial Statements included in the Original 2016 10-K Filing, should no longer be relied upon in light of the restatement of certain of our consolidated financial statements. In connection with the audit of the 2016 Financial Statements and through the date of RSM’s dismissal on March 27, 2017, there were: (i) no disagreements between the Company and RSM on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such year, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. During the period from August 15, 2017, when RSM was re-engaged to reissue its audit report on the restated 2016 Financial Statements until November 21, 2017, there were: (i) no disagreements between the Company and RSM on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such year, and (ii) except as set forth above, no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

On December 1, 2017, the Chairman of the Audit Committee received a letter from Padgett in which Padgett stated that based on the circumstances described in the August 8-K surrounding the dismissal of BDO as the Company’s independent registered public accounting firm and the previously disclosed withdrawal of RSM from its engagement by the Audit Committee to reissue its audit report on the restated 2016 Financial Statements, and based on the fact that management at that time was substantially the same as the management in place in 2015, Padgett had concluded that it could not rely on management’s representations that would be necessary for Padgett to complete the audit procedures necessary to issue consents to the inclusion of its audit report on our consolidated financial statements as of and for the year ended December 31, 2015 (the “2015 Financial Statements”) in the Company’s filings or transactions after the date of the letter. Padgett also stated in its letter that (1) it was not at that time aware of whether any of the circumstances described in the August 8-K with respect to the 2016 Financial Statements could have been applicable to the Company’s 2015 Financial Statements, and (2) it had not reached a conclusion as to whether it was necessary for Padgett to withdraw its audit report on the 2015 Financial Statements. The Company has concluded that this is a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report originally issued by Padgett on the 2015 Financial Statements, when previously filed, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the 2015 Financial Statements and through the date of Padgett’s resignation as the Company’s independent registered public accounting firm on October 19, 2016 as a result of the partners of Padgett becoming partners of RSM, there were: (i) no disagreements between the Company and Padgett on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Padgett, would have caused Padgett to make reference to the subject matter of the disagreement in its report on the Company’s financial statements for such year, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. During the period from October 19, 2016 until December 1, 2017, there were: (i) no disagreements between the Company and Padgett on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Padgett, would have caused Padgett to make reference to the subject matter of the disagreement in its report on the Company’s financial statements for such year, and (ii) except as set forth above, no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Effective on December 13, 2017, the Audit Committee expanded the initial appointment of Weaver as the Company’s independent registered public accounting firm with respect to the audit of the Company’s financial statements for the year ended December 31, 2017 to also include serving as the Company’s independent registered public accounting firm with respect to the audit of the 2015 Financial Statements and the 2016 Financial Statements. In connection with the expansion of the initial appointment of Weaver to include serving as the Company’s independent registered public accounting firm with respect to the audit of 2015 Financial Statements and the 2016 Financial Statements, the Audit Committee made Weaver aware of the matters discussed by RSM and Padgett in their communications to the Chairman of the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote is required to ratify the appointment of Weaver as GlobalSCAPE’s independent registered public accounting firm for the fiscal year ending December 31, 2018. In the event the stockholders fail to ratify the appointment, the Board may reconsider its appointment for this year. Even if the appointment is ratified, the Board, in its discretion, may, if circumstances dictate, direct the appointment of a different independent registered public accounting firm at any time during the year, if the Board determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WEAVER AND TIDWELL, LLP AS GLOBALSCAPE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PRINCIPAL AUDITOR FEES AND SERVICES

Audit Fees

The audit fees billed during 2017 and 2016 by our independent registered public accounting firms were as follows:

●

For their audit of our consolidated financial statements as of December 31, 2015, and for the year then ended, included in our Form 10-K, and for their reviews of our condensed consolidated financial statements included in our Form 10-Qs for the first three fiscal quarters of 2015, we paid $90,354.20 to Padgett.

●	For their audit of our consolidated financial statements as of December 31, 2016, and for the year then ended, included in our Form 10-K, we paid $145,000 to RSM.

●	For their review of our condensed consolidated financial statements included in our Form 10-Q for the third fiscal quarter of 2016, we paid $15,000 to RSM.

●	For their reviews of our condensed consolidated financial statements included in our Form 10-Qs for the first two fiscal quarters of 2016, we paid $30,000 to Padgett.

●	For their reviews of our condensed consolidated financial statements included in our Form 10-Qs for the first and second fiscal quarters of 2017, we paid $27,414 to BDO.

●	For their reviews of our condensed consolidated financial statements included in our Form 10-Qs for the first three fiscal quarters of 2017, we paid $60,000 to Weaver.

●	For their audit of our consolidated financial statements as of December 31, 2017, and for the year then ended, included in our Form 10-K, we paid $45,000 to Weaver.

The audit fees billed through August 17, 2018 by our independent registered public accounting firms were as follows:

●	For their audit of our consolidated financial statements as of December 31, 2015 and 2016, and for the years then ended, included in our Form 10-K, we paid $379,254 to Weaver.

●	For their audit of our consolidated financial statements as of December 31, 2017, and for the year then ended, included in our Form 10-K, we paid $225,654 to Weaver.

●	For their review of our condensed consolidated financial statements included in our Form 10-Qs for the first three fiscal quarters of 2017, we paid $29,116 to Weaver.

●	For their review of our condensed consolidated financial statements included in our Form 10-Qs for the first two fiscal quarters of 2018, we paid $59,064 to Weaver.

Audit-Related Fees

For their audit-related services for our consolidated financial statements as of December 31, 2017, and for the year then ended, included in our Form 10-K, we paid $22,400 to BDO. These audit-related services included planning services related to the 2017 audit. The fees we paid for these audit-related services were pre-approved by the Audit Committee.

Tax Fees and All Other Fees

Other than the fees described above, we paid no fees for any other services, including other audit-related fees, tax fees or other fees, to Weaver, BDO, Padgett or RSM during 2017 or 2016.

The Audit Committee has considered and noted that Weaver, BDO, Padgett and RSM have not rendered any non-audit services to the Company. Accordingly, the Audit Committee has concluded that the independence of those firms has been maintained.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee reviews GlobalSCAPE’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee is responsible for engaging the independent registered public accounting firm to perform an independent audit of GlobalSCAPE’s consolidated financial statements in accordance with generally accepted accounting principles and to issue reports thereon. The Committee reviews and oversees these processes, including oversight of:

●	The integrity of GlobalSCAPE’s financial statements.

●	GlobalSCAPE’s independent registered public accounting firm’s qualifications and independence.

●	The performance of GlobalSCAPE’s independent registered public accounting firm.

●	GlobalSCAPE’s compliance with legal and regulatory requirements.

In this context, the Committee hereby reports as follows:

●	The Audit Committee has reviewed and discussed the audited financial statements with GlobalSCAPE’s management.

●

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees.

●

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

●

Based on the review and discussions referred to in previous paragraphs, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in GlobalSCAPE’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

This report is submitted by the members of the Audit Committee.

David L. Mann (Chairman of the Audit Committee)

Frank M. Morgan

Thomas E. Hicks

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

The Annual Meeting was delayed from its previously anticipated schedule. We plan to return to our regular annual meeting schedule in 2019, including with respect to the deadlines for stockholder proposals and director nominations. We expect that our 2019 annual meeting of stockholders (the “2019 Annual Meeting”) will be held on or about May 9, 2019.

You may submit proposals for consideration at future stockholder meetings in accordance with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. We expect that the 2019 Annual Meeting will occur on or about May 9, 2019. Based on such date, and because the date of the 2019 Annual Meeting will be changed by more than 30 days from the date of the Annual Meeting, the date by which the Company must receive stockholder proposals to be considered for inclusion in the proxy materials for the 2019 Annual Meeting is January 9, 2019, which we believe is a reasonable time before we begin to print and send the proxy materials for the 2019 Annual Meeting. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and any other applicable laws and regulations. Proposals should be addressed to:

GlobalSCAPE, Inc.

Attn: Corporate Secretary

4500 Lockhill-Selma Rd, Suite 150

San Antonio, TX 78249

For a stockholder proposal that is not intended to be included in our Proxy Statement under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary no earlier than February 8, 2019 and no later than March 11, 2019.

If the date of the stockholder meeting is moved more than 30 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our Proxy Statement under Rule 14a-8 must be received no later than the 10th day following the date on which a notice of the date of the annual meeting is mailed or the date of the meeting is publicly announced.

AVAILABLE INFORMATION

We are a reporting company under the Exchange Act and file annual, quarterly, and special reports and other information with the SEC. You may read and copy any material that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains all of these reports and other information regarding our Company and other issuers that file electronically with the SEC at http://www.sec.gov. We also post links to our SEC filings at our web site at http://www.globalscape.com.

You may request a copy of GlobalSCAPE’s annual, quarterly, and current reports, Proxy Statements, and other information at no cost, including our annual report on Form 10-K, including financial statements and schedules thereto, for the year ended December 31, 2017, by writing or telephoning GlobalSCAPE at the following address and telephone number:

GlobalSCAPE, Inc.

Attn: Chief Financial Officer

4500 Lockhill-Selma Rd., Suite 150

San Antonio, Texas 78249

(210) 308-8267

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

By Order of the Board of Directors,

Matthew C. Goulet
President and Chief Executive Officer

August 31, 2018
San Antonio, TX